SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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PIONEER DRILLING COMPANY

(Name of Registrant as Specified in Its Charter)

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PIONEER DRILLING COMPANY

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

June 26, 2006

Dear Shareholder:

On behalf of the board of directors, we invite you to attend the 2006 Annual Meeting of Shareholders of Pioneer Drilling Company. We will hold the meeting at 10:00 a.m., Central time, on Friday, August 4, 2006, at the Petroleum Club of San Antonio, 7th Floor Energy Plaza, 8620 N. New Braunfels Street, San Antonio, Texas.

On the following pages you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Pioneer Drilling Company’s operations during the fiscal year ended March 31, 2006 is enclosed.

We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote by completing and returning your proxy card in the enclosed envelope before the meeting. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

Thank you for your interest in Pioneer Drilling Company.

Sincerely,

Michael Little Chairman	Wm. Stacy Locke President and Chief Executive Officer

PIONEER DRILLING COMPANY

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, August 4, 2006

To the Shareholders of Pioneer Drilling Company:

The 2006 Annual Meeting of Shareholders of Pioneer Drilling Company will be held on Friday, August 4, 2006, at 10:00 a.m., Central time, at the Petroleum Club of San Antonio, 7th Floor Energy Plaza, 8620 N. New Braunfels Street, San Antonio, Texas. At the meeting, we will ask you to consider and take action on the following:

(1)	the election of two Class II directors as members of the board of directors of Pioneer Drilling Company, to serve until their successors have been duly elected and qualified (Proposal 1);

(2)	the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2007 (Proposal 2);

(3)	an amendment to the Pioneer Drilling Company 2003 Stock Plan increasing the number of non-qualified options automatically granted to each of our outside directors on June 15th of each year from 5,000 to 10,000 options (Proposal 3); and

(4)	the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

We are sending this notice and the attached proxy statement to our shareholders on or about June 26, 2006. Our board of directors has set the close of business on June 15, 2006 as the record date for determining shareholders entitled to receive notice of and vote at the annual meeting. A list of all shareholders entitled to vote is available for inspection during normal business hours at our principal executive offices at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. This list will also be available at the meeting.

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement. Further, to be sure your vote counts and to assure a quorum, please vote, sign, date and return the enclosed proxy card, whether or not you plan to attend the meeting.

By Order of the Board of Directors,

William D. Hibbetts
Senior Vice President, Chief Financial Officer
and Secretary

San Antonio, Texas

June 26, 2006

PIONEER DRILLING COMPANY

PROXY STATEMENT

FOR 2006 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT

THE MEETING AND VOTING

Q:	What am I being asked to vote on?

A:	We are asking you to vote on the following:

•	the election of two Class II directors as members of the board of directors of Pioneer Drilling Company to serve until our 2009 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

•	the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2007;

•	an amendment to the Pioneer Drilling Company 2003 Stock Plan increasing the number of non-qualified options automatically granted to each of our outside directors on June 15th of each year from 5,000 to 10,000 options (Proposal 3); and

•	the transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

Q:	Who may vote?

A:	All shareholders of record as of the close of business on June 15, 2006, the record date, are entitled to vote. Shareholders are entitled to one vote per share of common stock held. As of June 15, 2006, there were 49,591,978 shares of our common stock outstanding.

Q:	Who may attend the meeting?

A:	All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:	How do I vote?

A:	You may vote in two ways:

•	you may come to the annual meeting and cast your vote in person; or

•	you may vote by completing, signing and returning the enclosed proxy card. If you do, the persons named on the card will vote your shares in the manner you indicate.

Q:	Who is soliciting my proxy?

A:	Pioneer Drilling Company is soliciting your proxy on behalf of its board of directors.

Q:	When did Pioneer Drilling Company first distribute this proxy statement and the accompanying form of proxy to its shareholders?

A:	We first distributed this proxy statement and the accompanying form of proxy to our shareholders on or about June 26, 2006.

Q:	What happens if I do not indicate how I wish to vote on one or more of the proposals?

A:	If you return your signed proxy card, but do not indicate how you wish to vote, the persons named as proxies will vote your shares FOR election of all the nominees as Class II directors (Proposal 1), FOR ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2007 (Proposal 2), and FOR amending the Pioneer Drilling Company 2003 Stock Plan (Proposal 3). We are unaware of any other matters that may come before the annual meeting. If they do, the proxy holders will vote the proxies in their best judgment.

Q:	What if I vote by proxy and then change my mind?

A:	You can revoke your proxy at any time before the annual meeting by:

•	providing written notice of your revocation of your proxy to our Corporate Secretary at our principal executive offices at the mailing address in the answer to the last question on this page;

•	delivering a properly executed proxy dated after the date of the proxy you want to revoke; or

•	attending the annual meeting and casting your vote in person.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares entitled to vote at the meeting constitutes a quorum. We need a quorum of shareholders to hold a valid annual meeting. If you properly sign and return your proxy card, you will be considered part of the quorum.

We will count abstentions and broker non-votes as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because the broker does not have the authority to vote on such other matters. If a quorum is not present, a majority in interest of those present or represented at the annual meeting may adjourn the meeting, without notice other than an announcement at the meeting, until a quorum is present or represented.

Q:	What vote is required for the passage of each of the proposals up for consideration at the annual meeting?

A:	Directors are elected by a plurality of the votes cast at the meeting. Abstentions and broker non-votes will have no effect on the vote for directors. Ratification of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2007 and the amendment to the Pioneer Drilling 2003 Stock Plan require the affirmative vote of a majority of the votes entitled to be cast by the shareholders that voted for or against or expressly abstained from voting. An abstention will have the effect of a vote against the ratification of the appointment of KPMG LLP as our independent auditors and the amendment to the Pioneer Drilling 2003 Stock Plan. A broker non-vote will not have any effect on any of those proposals.

Q:	Who will count the votes?

A:	Representatives of Registrar & Transfer Co., the transfer agent for our common stock, will tabulate the votes.

Q:	What shares are included on the proxy card?

A:	The shares listed on your card represent all the shares of our common stock held in your name (as distinguished from shares held by a broker in “street” name). You will receive a separate card from your broker if your broker holds shares for you in “street” name.

Q:	What does it mean if I receive more than one proxy card?

A:	It indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.

Q:	What is Pioneer Drilling Company’s mailing address?

A:	Our mailing address is Pioneer Drilling Company, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock as of June 15, 2006 by (1) each of our directors, (2) our chief executive officer and each of our other executive officers named in the summary compensation table in this proxy statement and (3) all our directors and executive officers as a group. As of June 15, 2006, we were not aware of any person beneficially owning more than 5% of the outstanding shares of our common stock. All persons listed in the table below have sole voting and investment power with respect to their shares unless otherwise indicated. As of June 15, 2006, there were 49,591,978 shares of common stock outstanding. In accordance with the rules of the SEC, the amounts shown for the number of shares and percentage of ownership for each person listed reflect as outstanding any shares that may be acquired pursuant to options exercisable within 60 days, unless otherwise indicated. For all executive officers and directors, as a group, the table treats as outstanding any shares that may be acquired pursuant to options held by members of the group and exercisable within 60 days, unless otherwise indicated.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percent of Class
Wm. Stacy Locke	125,573	(1)	*
Michael E. Little	15,000	(2)	*
William D. Hibbetts	211,613	(3)	*
James M. Tidwell	15,000	(2)	*
C. John Thompson	15,000	(2)	*
Dean A. Burkhardt	15,000	(2)	*
C. Robert Bunch	15,000	(2)	*
Michael F. Harness	25,000	(4)	*
Franklin C. West	320,000	(5)	*
Donald G. Lacombe	60,000	(6)	*
All executive officers and directors as a group (10 persons)	817,186	(7)	1.63%

* Less than 1%

(1)	Includes options to purchase 66,666 shares of common stock.

(2)	Includes options to purchase 15,000 shares of common stock.

(3)	Includes options to purchase 36,667 shares of common stock.

(4)	Includes options to purchase 25,000 shares of common stock.

(5)	Includes options to purchase 320,000 shares of common stock.

(6)	Includes options to purchase 60,000 shares of common stock.

(7)	Includes options to purchase 553,333 shares of common stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors. Our board of directors is divided into three separate classes (Class I, Class II and Class III) with staggered terms. The current term of office for two of our Class II directors will expire at the annual meeting.

Our board has nominated Messrs. Locke and Thompson, each of whom currently serves on the board, as nominees for current election at the annual meeting as Class II directors. Mr. Locke has served as one of our directors since May 1995. Mr. Thompson has served as one of our directors since May 2001.

Assuming the presence of a quorum, the election of any director requires the favorable vote of the holders of a plurality of the shares present and voting, in person or by proxy, at the annual meeting. Any abstentions or broker non-votes will not affect the vote. If you properly sign and return the enclosed proxy, and unless you withhold authority to vote for one or more of the nominees, the persons named as proxies will vote FOR the election of the nominees listed below. We do not expect that any of the nominees will refuse or be unable to act as a director. If, however, any nominee becomes unable or unwilling to serve as a director, the persons named as proxies intend to vote the proxy shares for the election of any other person the board of directors may designate.

Nominees

Nominees Class II Directors for Election for Terms Expiring at the 2009 Annual Meeting	Age	Position(s) Held

Wm. Stacy Locke	50	President, Chief Executive Officer and Director

C. John Thompson	53	Director

Wm. Stacy Locke has served as one of our directors since May 1995. He has been our President and Chief Executive Officer since December 2003 and was our President and Chief Financial Officer from August 2000 to December 2003. He previously served as our President and Chief Operating Officer from November 1998 to August 2000 and as our President and Chief Executive Officer from May 1995 to November 1998. Prior to joining Pioneer Drilling Company, Mr. Locke was Vice President–Investment Banking with Arneson, Kercheville, Ehrenberg & Associates, Inc. from January 1993 to April 1995. He was Vice President–Investment Banking with Chemical Banking Corporation’s Texas Commerce Bank from 1988 to 1992. He was Senior Geologist with Huffco Petroleum Corporation from 1982 to 1986. From 1979 to 1982, Mr. Locke worked for Tesoro Petroleum Corporation and Valero Energy as a geologist.

C. John Thompson has served as one of our directors since May 2001. Mr. Thompson currently serves as a Principal of Vector Energy Capital, L.L.C., a company he co-founded in 2005 to provide capital advisory services to upstream oil and gas producers. He is also Chairman and Chief Executive Officer of Ventana Capital Advisors, Inc., a capital advisory company he founded in June 2004. Mr. Thompson served as a Vice President of Constellation Energy, a position he held from August 2003 to May 2004. Mr. Thompson was a consultant from December 2001 to August 2003. He was Vice President and Co-Manager of Enron Energy Capital Resources from February 2000 to December 2001. From September 1997 to February 2000, Mr. Thompson was a Principal in Sagestone Capital Partners, which provided investment banking services to the oil and gas industry and portfolio management services to various institutional investors. From December 1990 to May 1997, Mr. Thompson held various positions with Enron Energy Capital Resources and its predecessor companies. From 1977 until 1990, Mr. Thompson worked in the energy banking industry.

Our board of directors unanimously recommends a vote “FOR” the election of each of Messrs. Wm. Stacy Locke and C. John Thompson as Class II Directors.

DIRECTORS WITH TERMS EXPIRING IN 2007

Class III Directors Whose Terms Expire at the 2007 Annual Meeting	Age	Position(s) Held

Michael E. Little	51	Chairman

C. Robert Bunch	51	Director

Michael E. Little has served as one of our directors and as our Chairman of the board since November 1998. From November 1998 to December 2003, he served as our Chief Executive Officer. Mr. Little currently serves as President and Chief Executive Officer of WEDGE Group Incorporated, a position he has held since December 2003. Mr. Little served as President and Chief Executive Officer and as a director of Dawson Production Services, Inc. from March 1982 until it was acquired by Key Energy Services, Inc. in October 1998. He also served as Chairman of the board of Dawson Production Services, Inc. from March 1983 to October 1998. From 1980 to 1982, Mr. Little was Vice President of Cambern Engineering, Inc., a company that provided drilling and completion consulting services in the Texas Gulf Coast area. From 1976 to 1980, he was employed by Chevron USA as a drilling foreman and as a drilling engineer. From June 1999 through August 2002, Mr. Little was a director of Venus Exploration, Inc. In October 2002, approximately two months after Mr. Little resigned from the board of Venus Exploration, Inc., creditors of Venus Exploration, including Pioneer, filed an involuntary bankruptcy petition against Venus Exploration under chapter 11 of the federal bankruptcy code. Mr. Little is also a director of Intercontinental Bank Shares Corporation, a bank holding company

C. Robert Bunch has served as one of our directors since May 2004. Mr. Bunch has been Chairman and Chief Executive Officer of Maverick Tube Corporation since October 2004. He was an independent oil service consultant and investor from June 2003 to October 2004. Mr. Bunch served as President and Chief Operating Officer of Input/Output, Inc., a leading provider of geophysical equipment and services, from January 2003 to May 2003. He served as Vice President and Chief Operating Officer of Input/Output, Inc. from October 2002 to December 2002. He served as Vice President and Chief Administrative Officer of Input/Output, Inc. from November 1999 to September 2002 and was a partner in the law firm of King & Pennington, L.L.P. from May 1997 to November 1999. Mr. Bunch previously served as an associate in that law firm from April 1996 to May 1997. He served as an associate in the law firm of Scott, Douglas & McConnico, L.L.P. from June 1994 to June 1995. He served as Executive Vice President and Chief Operating Officer of OYO GeoSpace Corp. from December 1995 to April 1996 and as Senior Vice President and Chief Financial Officer from June 1995 to December 1995. He served as Senior Vice President and Chief Administrative Officer of Siberian American Oil Company from June 1992 to June 1994. He served as President and Chief Operating Officer of Tescorp, Inc. from November 1989 to March 1992 and as Senior Vice President and Chief Financial Officer from June 1985 to November 1989. He served as assistant controller of Hughes Tool Company from April 1981 to June 1985. He served on the audit staff of Deloitte & Touche from July 1977 to April 1981. Mr. Bunch has also served as a director of Maverick Tube Corporation, a public company, since 1992.

DIRECTORS WITH TERMS EXPIRING IN 2008

Class I Directors Whose Terms Expire at the 2008 Annual Meeting	Age	Position(s) Held

Michael F. Harness	52	Director

James M. Tidwell	59	Director

Dean A. Burkhardt	56	Director

Michael F. Harness has served as one of our directors since May 2004. Mr. Harness currently serves as President and CEO of Osyka Corporation, an independent oil and gas company which he founded, a position he has held since August 1989. He served as Manager of Engineering for the Exploration and Production Group of Texas Eastern Corporation from January 1984 to July 1989. Mr. Harness served in various engineering positions for Amoco Production Company from January 1977 to April 1982.

James M. Tidwell has served as one of our directors since March 2001. Mr. Tidwell currently serves as Vice President and Chief Financial Officer of WEDGE Group Incorporated, a position he has held since January 2000. From June 1999 to January 2000, Mr. Tidwell served as President of Daniel Measurement and Control, a division of Emerson Electric Company. From August 1996 to June 1999, he was Executive Vice President and Chief Financial Officer of Daniel Industries, Inc., a leading supplier of specialized equipment and systems to oil, gas and process operators and plants to measure and control the flow of fluids. For more than five years prior to joining Daniel Industries, Inc., Mr. Tidwell served as Senior Vice President and Chief Financial Officer of Hydril Company, a provider of tubular connections and pressure control devices for oil and gas drilling and production. He is also a director of T-3 Energy Services, Inc., Link Energy LLC and Stewart & Stevenson Services, Inc.

Dean A. Burkhardt has served as one of our directors since October 26, 2001. Mr. Burkhardt has been an investor and consultant in the energy service industry during the last five years as well as a co-owner of Dubina Rose Ranch, Ltd., a ranch business engaged in horse breeding and coastal hay farming. Since 1997, Mr. Burkhardt has provided consulting services regarding oil and gas projects in Bolivia and Argentina to Frontera Resources Corporation, a developer and operator of oil and gas projects in emerging markets, consulting services regarding investments in fuel cells and workover services to WEDGE (1997-1998) and consulting services relating to the marketing of technical drilling engineering and quality management services to T. H. Hill & Associates, Inc., a drilling engineering and quality management services provider. Mr. Burkhardt co-founded Cheyenne Services, Inc. (1979), a provider of oilfield tubular make-up, tubular inspection and third-party quality assurance services, and Applied Petroleum Software, Inc. (1983), a provider of production engineering software. From 1981 to 1982, Mr. Burkhardt was President and CEO of Tescorp Energy Services, a provider of hydraulic workover services, rental tools and tubular services.

There are no family relations of first cousin or closer among our directors or executive officers by blood, marriage or adoption. The board has determined that all of our directors are independent directors, as defined by the rules of the American Stock Exchange, or AMEX, except that Mr. Locke is not independent because he is one of our employees, and Mr. Little is not independent because he was one of our employees until December 2003.

INFORMATION CONCERNING MEETINGS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Director Meetings

Our board of directors held five meetings and acted by unanimous written consent on three occasions in fiscal 2006. It has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. During fiscal 2006, each member of the board attended at least 75% of the aggregate number of meetings of the board and any committee on which he served. In addition, the independent directors held one meeting of independent directors during fiscal 2006.

Audit Committee

Messrs. Burkhardt, Bunch, Thompson and Tidwell (Chairman) served on the audit committee during fiscal 2006. Mr. Tidwell replaced Mr. Harness as a member of the audit committee in August 2005. The audit committee met four times during fiscal 2006. The audit committee is governed by a charter that the board adopted on November 29, 2004. You can obtain a copy of that charter by making a request for a copy to our Corporate Secretary or by going to our Web site at www.pioneerdrlg.com.

Our common stock is listed on the AMEX. In that connection, we have agreed to comply with the listing standards of the AMEX, which require that we have at least three members of the audit committee, each of whom is independent. All four members of the audit committee are independent, as defined by the rules of the AMEX. In addition, the board has determined that at least two independent members of the audit committee, Mr. Tidwell and Mr. Bunch, are “audit committee financial experts.” Mr. Bunch’s and Mr. Tidwell’s experience is described in their biographies under the heading “Election of Directors.”

The audit committee’s role is one of financial oversight. Our management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing those financial statements. The audit committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent auditors’ work. The following functions are the key responsibilities of the audit committee in carrying out its oversight:

•	recommending the appointment of our independent auditors to the board of directors;

•	reviewing the scope of the independent auditors’ examination and, at the conclusion of that examination, reviewing the results of the audit, including any comments or recommendations of the independent auditors;

•	reviewing our financial policies and accounting systems and controls and our audited and interim unaudited financial statements;

•	preparing a report for inclusion in our proxy statement of its review of our audited financial statements, including a statement on whether it recommended that the board include those financial statements in our annual report on Form 10-K for that year;

•	approving and ratifying the duties and compensation of our independent auditors, both for audit and non-audit services; and

•	reviewing and assessing, on an annual basis, the adequacy of the audit committee’s charter and recommending revisions to the board.

The audit committee meets separately from the whole board with the independent auditors to provide an open avenue of communication. The audit committee is ultimately responsible for the selection, evaluation and replacement of our independent auditors.

Compensation Committee

Messrs. Bunch (Chairman), Burkhardt, Harness, Thompson, and Tidwell served on the compensation committee during fiscal 2006. They met three times during fiscal 2006. In August 2005, Mr. Harness replaced Mr. Tidwell on the compensation committee. All members of the compensation committee are deemed independent by our board of directors. The compensation committee is governed by a charter that the board adopted on March 11, 2004. You can obtain a copy of that charter by making a request for a copy to our Corporate Secretary or by going to our Web site at www.pioneerdrlg.com. The compensation committee determines salaries for executive officers and incentive compensation for our senior employees and key employees. For additional information concerning the compensation committee, see “Report of the Compensation Committee Regarding Executive Compensation.”

Nominating and Corporate Governance Committee

Messrs. Burkhardt (Chairman), Harness, Bunch, Thompson and Tidwell served on the nominating and corporate governance committee during fiscal 2006. This committee was formed on March 11, 2004 by the board of directors. The nominating and corporate governance committee held a meeting on May 22, 2006 for the purpose of recommending nominees for election to our board of directors at our annual shareholder meeting on August 4, 2006. Mr. Burkhardt replaced Mr. Thompson as a member of the nominating and corporate governance committee in August 2005. All of the members of the nominating and corporate governance committee are “independent directors,” as defined by the rules of the AMEX. The nominating and corporate governance committee is responsible for seeking, evaluating and recommending qualified individuals to become directors. The committee is also responsible for periodically reviewing and assessing the adequacy of our corporate governance policies and procedures and recommending proposed changes to the board. The nominating and corporate governance committee is governed by a charter that the board adopted on March 11, 2004. You can obtain a copy of that charter by making a request for a copy to our Corporate Secretary or by going to our Web site at www.pioneerdrlg.com.

Director Nominations

The nominating and corporate governance committee considers candidates for board membership suggested by its members and other board members, as well as by management and shareholders. The committee may also retain a third-party executive search firm to identify candidates from time to time. Shareholders wishing to suggest a qualified candidate should submit the recommendation in writing to the committee in care of our Corporate Secretary at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. As to each person whom a shareholder proposes to nominate for election as a director, our bylaws provide that the nomination notice must include the following:

•	the name, age and business address of that person;

•	the principal occupation or employment of that person;

•	the class or series and number of shares of capital stock of Pioneer Drilling which that person owns beneficially or of record; and

•	all other information, if any, relating to that person which Section 14 of the Securities Exchange Act of 1934 and the rules and regulations thereunder would require Pioneer Drilling or that shareholder to disclose in a proxy statement or in any other filing in connection with solicitations of proxies for an election of directors.

The proposal must also be accompanied by a written consent of each person whom the shareholder proposes to nominate for election as a director to be named as such a nominee and to serve as a director if elected. As to that shareholder and the beneficial owner, if any, of capital stock of Pioneer Drilling on whose behalf the nomination is being made, the nomination notice must also include the following:

•	the name and address of that shareholder, as they appear in the stock records of Pioneer Drilling, and the name and address of that beneficial owner;

•	the class or series and the number of shares of capital stock of Pioneer Drilling which that shareholder and that beneficial owner each owns beneficially or of record;

•	a description of all arrangements and understandings between that shareholder or that beneficial owner and each proposed nominee of that shareholder and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by that shareholder;

•	a representation by that shareholder that he intends to appear in person or by proxy at that meeting to nominate the person(s) named in the nomination notice;

•	a representation of whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Pioneer Drilling’s outstanding capital stock required to elect the nominee and/or (2) to otherwise solicit proxies from shareholders in support of such nomination; and

•	all other information, if any, relating to that shareholder and that beneficial owner which Section 14 of the Exchange Act of 1934 and the rules and regulations thereunder would require Pioneer Drilling or that shareholder to disclose in a proxy statement or any other filing in connection with solicitations of proxies for an election of directors.

To be timely for consideration at our 2007 Annual Meeting of Shareholders, any such nomination must be submitted so that our Corporate Secretary receives the nomination at our principal executive offices, at the address set forth above, no earlier than February 5, 2007 and no later than the close of business on May 6, 2007.

Once a prospective candidate has been identified, the committee makes the initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the committee determines that additional consideration is warranted, it may ask a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the committee. The committee then evaluates the prospective candidate by considering, in addition to the criteria set forth in our bylaws, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in our shareholders’ and our best interests. Consideration is also given to members of the board having an appropriate mix of background and skills.

Code of Ethical Conduct

We have adopted a Code of Ethical Conduct that satisfies the SEC’s definition of a “Code of Ethics” and applies to all employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Ethical Conduct is posted on our Web site at www.pioneerdrlg.com. We intend to disclose on our Web site any amendments to the Code of Ethical Conduct and any waivers of the Code of Ethical Conduct that apply to our principal executive officer, principal financial officer and principal accounting officer.

Director Compensation

We pay to each of our non-employee directors fees for service on our board or committees of our board as follows:

	April 1, 2005 to September 30, 2005	October 1, 2005 to March 31, 2006
Board Member Fees:
Chairman’s annual retainer	$30,000	$45,000
Member’s annual retainer	$20,000	$30,000
Each meeting attended in person	$1,000	$1,500
Each meeting attended by telephone	$500	$1,000

Audit Committee Fees:
Chairman’s annual retainer	$10,000	$10,000
Member’s annual retainer	$4,000	$5,000
Each meeting attended in person	$1,000	$1,250
Each meeting attended by telephone	$500	$1,000

Compensation Committee Fees:
Chairman’s annual retainer	$2,000	$5,000
Member’s annual retainer	$1,000	$1,750
Each meeting attended in person	$500	$1,250
Each meeting attended by telephone	$250	$1,000

Nominating and Corporate Governance
Committee Fees:
Chairman’s annual retainer	$2,000	$5,000
Member’s annual retainer	$1,750	$1,750
Each meeting attended in person	$500	$1,250
Each meeting attended by telephone	$250	$1,000

We also grant non-employee directors options to purchase 10,000 shares of common stock upon initially becoming a director and 5,000 shares of common stock in each subsequent year pursuant to our 2003 Stock Plan. As described below under the caption “Proposal 3 – Amendment of the Pioneer Drilling Company 2003 Stock Plan,” we are seeking the approval of our shareholders to increase these annual grants to options to purchase 10,000 shares. We reimburse all directors for out-of-pocket expenses they incur in connection with attending board and board committee meetings or otherwise in their capacity as directors.

We expect each director to make every effort to attend each board meeting, each meeting of any committee on which he sits and the annual meeting of shareholders. Attendance in person at board and committee meetings is preferred but not required, and attendance by teleconference is permitted if necessary. All of our directors attended last year’s annual meeting.

The following table sets forth the compensation we paid each of our non-employee directors in fiscal 2006.

Non-Employee Director	Total Director Compensation	Annual Retainer(1)	Committee Member Fees	Committee Meeting Fees	Total Retainer/Fees	Securities Underlying Options (2)
C. Robert Bunch	$80,209	$25,000	$9,374	$8,250	$42,624	5,000	$37,585

Dean A. Burkhardt	$90,459	$25,000	$11,874	$16,000	$52,874	5,000	$37,585

Michael F. Harness	$78,583	$25,000	$5,498	$10,500	$40,998	5,000	$37,585

Michael E. Little	$82,585	$37,500	—	$7,500	$45,000	5,000	$37,585

James M. Tidwell	$79,709	$25,000	$6,374	$10,750	$42,124	5,000	$37,585

C. John Thompson	$83,459	$25,000	$7,374	$13,500	$45,874	5,000	$37,585

(1)	Fees are paid quarterly; therefore the amounts presented in this table represent two quarters at the rates in effect from April 1, 2005 to September 30, 2005 and two quarters at the rates in effect from September 30, 2005 to March 31, 2006.

(2)	These amounts represent the estimated present value of stock options on the date of grant, calculated using the Black-Scholes option pricing model, based on the following assumptions: a volatility of 59%; an expected life of five years; and a risk free interest rate of 3.8%.

The following table presents unexercised stock options held by each of our non-employee directors as of March 31, 2006.

	Number of Securities Underlying Unexercised Options at March 31, 2006 (1)		Value of Unexercised In-the-Money Options at March 31, 2006 (2)
Non-Employee Director	Exercisable	Unexercisable	Exercisable	Unexercisable

C. Robert Bunch	5,000	—	$12,250	—

Dean A. Burkhardt	5,000	—	$12,250	—

Michael F. Harness	15,000	—	$117,050	—

Michael E. Little	5,000	83,334	$12,250	$981,675

James M. Tidwell	5,000	—	$12,250	—

C. John Thompson	5,000	—	$12,250	—

(1)	These amounts represent the total number of shares subject to stock options held by the directors named above at March 31, 2006. These options were granted on June 15, 2005, except for 10,000 options granted to Mr. Harness on May 18, 2004 and 83,334 options granted to Mr. Little on August 31, 2003.

(2)	These amounts represent the difference between the exercise price of the stock options and $16.43, which was the closing price of our common stock on March 31, 2006, as reported by the AMEX.

EXECUTIVE OFFICERS

The following table provides information about our current executive officers (ages are as of July 1, 2006):

Name	Age	Position(s) Held

Wm. Stacy Locke	50	President, Chief Executive Officer and Director

Franklin C. West	66	Executive Vice President and Chief Operating Officer

William D. Hibbetts	57	Senior Vice President, Chief Financial Officer and Secretary

Donald G. Lacombe	52	Senior Vice President – Marketing

For a description of the business background of Mr. Locke, see “Election of Directors” above.

Franklin C. West has served as our Executive Vice President and Chief Operating Officer since January 2002. Prior to joining Pioneer Drilling Company, he was Vice President for Flournoy Drilling Company from 1967 until it was acquired by Grey Wolf, Inc. in 1997, and he continued in the same capacity for Grey Wolf, Inc., an on-shore oil and gas drilling contractor, until December 2001. Mr. West has over 40 years of experience in the drilling industry.

William D. Hibbetts has served as our Senior Vice President, Chief Financial Officer and Secretary since December 2003, and he served as one of our directors from June 1984 to May 2004. He previously served as our Senior Vice President, Chief Accounting Officer and Secretary from May 2002 to December 2003 and served as our Vice President, Chief Accounting Officer and Secretary from December 2000 to May 2002. Mr. Hibbetts served as the Chief Financial Officer of International Cancer Screening Laboratories from March 2000 to December 2000. He worked as a consultant from June 1999 to March 2000. He served as the Chief Accounting Officer of Southwest Venture Management Company from July 1988 to May 1999. Mr. Hibbetts was the Treasurer/Controller of Gary Pools, Inc. from May 1986 to July 1988. He previously served as an officer of our company from January 1982 until May 1986. Before initially joining our company, Mr. Hibbetts served in various positions as an accountant with KPMG Peat Marwick LLP from June 1971 to December 1981, including as an audit manager from July 1978 to December 1981.

Donald G. Lacombe has served as our Senior Vice President – Marketing since May 2002, and he served as our Vice President – Marketing from August 2000 to May 2002. Prior to joining our company, he was Contracts and Sales Manager for Grey Wolf, Inc.’s South Texas Division and for Flournoy Drilling Company from April 1993 to August 2000. Mr. Lacombe was an engineer with Dresser Magcobar from 1978 to 1993. He was an assistant geologist for TransOcean Oil from 1972 to 1975. Mr. Lacombe is a past President of the South Texas Chapter of the American Petroleum Institute and Chairman of the South Texas Chapter of the International Association of Drilling Contractors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation we paid or accrued for services performed during the fiscal years ended March 31, 2006, 2005 and 2004 by our Chief Executive Officer and our three other executive officers (the “named executive officers”). We do not have any other executive officers.

Annual Compensation (1)

Name and Principal Position	Fiscal Year	Salary		Bonus		Securities Underlying Options
Wm. Stacy Locke Director, President and Chief Executive Officer	2006 2005 2004	$ $ $	340,000 275,000 240,000	$ $	270,200 165,000 —	98,000 — 110,000

Franklin C. West Executive Vice President Chief Operating Officer	2006 2005 2004	$ $ $	285,000 200,385 175,000	$ $ $	188,800 126,281 50,000	— 300,000 100,000

William D. Hibbetts Senior Vice President, Chief Financial Officer and Secretary	2006 2005 2004	$ $ $	180,000 150,000 130,000	$ $	95,400 75,000 —	30,000 — 125,000

Donald G. Lacombe Senior Vice President-Marketing	2006 2005 2004	$ $ $	160,000 133,846 120,000	$ $	84,800 69,000 —	27,000 — 100,000

(1)	Excludes the value of perquisites and other personal benefits for each of the named executive officers because the aggregate amounts thereof did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for any named executive officer for any of the fiscal years listed.

Option Grants in Last Fiscal Year

Options were granted to the following named executive officers during the fiscal year 2006. Information concerning those options is as follows:

Individual Grants					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price (per share)	Expiration Date	5%	10%

Wm. Stacy Locke	98,000	29.0%	$14.58	08/18/2015	$898,590	$2,227,203

Franklin C. West	—	—	—	—	—	—

William D. Hibbetts	30,000	9.0%	$14.58	08/18/2015	$275,079	$697,103

Donald G. Lacombe	27,000	8.0%	$14.58	08/18/2015	$247,571	$627,393

Stock Option Exercises and 2006 Fiscal Year-End Option Values

The following table details the number and value realized from the exercise of options to acquire shares of our common stock that were exercised during fiscal year 2006 by the named executive officers, and the number and value of unexercised, in-the-money options to acquire shares of our common stock held by the named executive officers at March 31, 2006.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year End (1)
Name	Shares Acquired on Exercise	Value Realized (2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Wm. Stacy Locke	4,000	$36,000	66,666	137,334	$850,658	$676,602

Franklin C. West	270,000	$3,050,000	320,000	260,000	$3,573,800	$2,079,600

William D. Hibbetts	36,667	$389,433	20,000	91,667	$233,200	$792,371

Donald G. Lacombe	65,000	$708,000	43,334	73,666	$530,242	$611,908

(1)	Based on the closing price per share for our common stock on the AMEX on March 31, 2006.

(2)	This value represents the value realized from both (1) the exercise and immediate resale of the shares of common stock acquired and (2) the exercise and retention by the exercising party of the shares of common stock acquired.

Employment Severance Agreements

The following is a brief description of the material terms and conditions of our executive severance plan (the “ESP”).

Participation in the ESP is limited to those employees who are considered to be senior management employees by the compensation committee and who are designated by the compensation committee, in its sole discretion, as participants in the ESP. The compensation committee, upon 12 months’ written notice, may also terminate an employee’s participation in the ESP; provided that an individual participating immediately prior to a “Change in Control” (as defined in the ESP) of our company may not be removed from the ESP prior to the date two years following the Change in Control. Participants in the ESP will be designated by the compensation committee as either “Level A” or “Level B” participants.

In the event of an “involuntary termination” of either a Level A or a Level B participant and subject to certain conditions, including the requirement that an ESP participant execute an acceptable waiver and release of claims, the participant will receive (1) a lump-sum cash payment equal to 100%, in the case of Level A participants, or 50%, in the case of Level B participants, of the participant’s annual Base Salary (as defined in the ESP), (2) accelerated vesting of stock options and other equity-based awards held on the date of termination of employment, to the extent such stock options or other equity-based awards would have otherwise vested within 12 months, in the case of Level A participants, or six months, in the case of Level B participants (as applicable, the “Continuation Period”), following the involuntary termination and (3) continued life insurance and medical benefits coverage for the applicable Continuation Period. Upon an involuntary termination within two years following the effective date of a Change in Control, participants will receive (1) 300%, in the case of Level A participants, or 150%, in the case of Level B participants, of the sum of the participant’s annual Base Salary and maximum annual bonus, (2) immediate and full vesting of all stock options and other equity-based awards and (3) continued life and medical insurance coverage for the applicable Continuation Period. An “involuntary termination” means the termination of the participant’s employment (1) for any reason other than cause, death or disability or (2) by the participant for good reason, which includes a reduction in overall compensation, a material diminution in duties and responsibilities or a relocation of the participant’s principal place of employment by more than 50 miles.

The ESP may not be amended in a manner adverse to the rights of a participant without his or her consent. The named executive officers are all level A participants.

Compensation Committee Interlocks and Insider Participation

Messrs. Bunch, Burkhardt, Tidwell, Thompson and Harness served on our compensation committee during fiscal 2006. No member of the compensation committee (1) was an officer or employee of our company or a subsidiary of our company during that period, (2) was formerly an officer of our company or a subsidiary of our company or (3) had any relationship required to be disclosed in this proxy statement pursuant to Item 404 of Regulation S-K.

During fiscal 2006, none of our executive officers served as (1) a member of a compensation committee of another company, one of whose executive officers served on our compensation committee; (2) a director of another company, one of whose executive officers served on our compensation committee; or (3) a member of a compensation committee of another company, one of whose executive officers served as one of our directors.

Transaction With Chesapeake Energy Corporation

On March 31, 2003, we sold 5,333,333 shares of our common stock to Chesapeake Energy Corporation, or Chesapeake, for $20,000,000 ($3.75 per share), before related offering expenses. The last reported sale price for our common stock on March 31, 2003 was $3.49 per share. In connection with that sale, we granted Chesapeake a preemptive right to acquire equity securities we issued for a limited period of time, under specified circumstances, in order to permit Chesapeake to maintain its proportionate ownership of our outstanding shares of common stock. Chesapeake exercised its preemptive right to acquire a total of 725,803 shares in connection with our August 2004 public offering and a total of 1,165,769 shares in connection with our March 2005 public offering. On February 10, 2006, Chesapeake sold 7,701,905 shares of our common stock, which represented all of Chesapeake’s ownership interest in our company, in a registered public offering. As a result, Chesapeake’s preemptive rights have expired.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and any persons beneficially owning more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to disclose in this proxy statement any failure to file by these dates. All required filings for fiscal 2006 were made on a timely basis.

In making these disclosures, we relied solely on written statements of directors, executive officers and shareholders, and copies of the reports that they have filed with the SEC.

REPORT OF THE AUDIT COMMITTEE

To the board of directors of Pioneer Drilling Company:

The Audit Committee of Pioneer Drilling Company’s board of directors is comprised of the four directors named below. Each member of the Audit Committee is an independent director, as defined by applicable Securities and Exchange Commission rules and American Stock Exchange listing standards. We met four times during the fiscal year ended March 31, 2006. We reviewed with management and KPMG LLP, Pioneer Drilling Company’s independent auditors, the interim financial information included in Pioneer Drilling Company’s quarterly reports on Form 10-Q for the periods ended June 30, 2005, September 30, 2005 and December 31, 2005, respectively, prior to their being filed with the Securities and Exchange Commission. In addition, we reviewed all of Pioneer Drilling Company’s earnings releases in fiscal 2006 with management and KPMG LLP prior to the public release of those earnings releases. We have reviewed and discussed with management and KPMG LLP Pioneer Drilling Company’s audited financial statements as of and for the year ended March 31, 2006.

In addition, we have discussed with KPMG LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have also reviewed and discussed with management and KPMG LLP management’s report and KPMG LLP’s report and attestation on internal control over financial reporting for the fiscal year ended March 31, 2006 in accordance with Section 404 of the Sarbanes-Oxley Act.

We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with KPMG LLP its independence from Pioneer Drilling Company. We also considered KPMG LLP’s provision of services that are not related to the audit of Pioneer Drilling Company’s financial statements, and we have concluded that the provision of those services is compatible with maintaining that firm’s independence from Pioneer Drilling Company.

Based on the reviews and discussions referred to above, we recommended to the board of directors of Pioneer Drilling Company that the audited financial statements referred to above be included in Pioneer Drilling Company’s annual report on Form 10-K for the fiscal year ended March 31, 2006 filed with the Securities and Exchange Commission.

The Audit Committee

James M. Tidwell, Chairman

C. Robert Bunch

Dean A. Burkhardt

C. John Thompson

REPORT OF THE COMPENSATION COMMITTEE

REGARDING EXECUTIVE COMPENSATION

The compensation committee of the board of directors of Pioneer Drilling Company (the “Compensation Committee”) administers Pioneer Drilling Company’s executive compensation program. The Committee is responsible for establishing appropriate compensation goals for executive officers. The Compensation Committee seeks to reward senior and key employees for building long-term shareholder value. In addition, the Compensation Committee designs executive compensation programs to provide the ability to attract, motivate and retain management personnel necessary to Pioneer Drilling Company’s success.

Base Salaries

During fiscal 2006, the Compensation Committee retained an employee compensation consultant to assist it with establishing base salaries for executives. The Compensation Committee determines base salaries for executives initially by evaluating their levels of responsibility, prior experience and breadth of knowledge, as well as reviewing external pay practices in the energy services industry. The Compensation Committee intends to review each executive’s salary annually based on a variety of factors, including individual performance, general levels of market salary increases and Pioneer Drilling Company’s overall performance. The Compensation Committee generally grants salary increases within a pay-for-performance framework. The Compensation Committee assesses performance for base salary purposes using a qualitative, rather than quantitative, performance assessment. The Compensation Committee does not use a specific performance formula or a weighting of factors in determining base salary levels. However, the Compensation Committee considers operating performance, execution of Pioneer Drilling Company’s business strategy, earnings and progress in implementing business development efforts in establishing base salary increases for executives.

Increases in Officers’ Salaries

The Compensation Committee has recently established executive officers’ base salaries for the year ending March 31, 2007, based on factors noted above under “Base Salaries” and market salary data provided by an employee compensation consultant retained by the Compensation Committee. The following table sets forth those base salaries.

Name and Position	Base Salary Fiscal Year 2007
Wm. Stacy Locke, Director, President and Chief Executive Officer	$408,000

Franklin C. West, Executive Vice President and Chief Operating Officer	$350,000

William D. Hibbetts, Senior Vice President, Chief Financial Officer and Secretary	$210,000

Donald G. Lacombe, Senior Vice President—Marketing	$185,000

Bonuses

During fiscal 2006, the Compensation Committee retained an employee compensation consultant to assist with the design of a formula-based, cash-incentive bonus plan. Under the plan, cash bonus awards for each executive officer for fiscal 2006 were based on performance relative to annual targets, which are approved by the Compensation Committee, for Pioneer Drilling Company’s earnings per share, earnings before income tax, depreciation and amortization expense “EBITDA”, return on capital employed and safety record. Under the plan, the performance measures may vary among executive officers and other participants and can change from year to year. Each participant may also have a personal objective performance measure to be evaluated on specific individual objectives or on an overall management assessment of the participant’s contribution to the organization. For each performance measure, a “threshold,” “target” and “above expectation” level is established annually. Based on the weighting of the various measures for the plan participants, an annual incentive award opportunity is established for each performance level. The size of the award opportunity varies according to the participant’s eligibility level, which is determined by the Compensation Committee, and whether the participant meets the “threshold,” “target” or “above expectation” level. For fiscal 2006, the cash bonus award targets, expressed as a percentage of base salary, were as follows: Mr. Locke – 60%; Mr. West – 50%; Mr. Hibbetts – 40%; and Mr. Lacombe – 40%. The plan also provides for threshold amounts equal to 75% of target numbers and above expectation amounts of 130% of target numbers.

Cash bonus awards for executive officers for fiscal 2006 were based on the cash bonus award targets for fiscal 2006 described above, as well as an overall assessment of each executive officer’s contribution to Pioneer Drilling Company. These bonus amounts ranged from 53% to 79% of each executive officer’s base salary.

Stock Option Plans

Under its stock option plans, Pioneer Drilling Company periodically makes stock option grants to its executive officers. The Compensation Committee believes this equity-based compensation provides appropriate incentive to executive management to seek maximum shareholder benefit. During fiscal 2006, the Compensation Committee adopted guidelines for granting of annual stock option awards. Awards are based on a formula which considers the employee’s base salary, a multiple thereof depending on the position and the market price of the stock.

Compensation of Chief Executive Officer

In setting the compensation payable to our Chief Executive Officer, the Compensation Committee seeks: (1) to establish a level of base salary competitive with that paid by companies of comparable size within the oil and gas production industry and by companies outside of this industry with which Pioneer Drilling Company competes for executive talent; and (2) to base a significant portion of the total compensation package upon Pioneer Drilling Company meeting or exceeding the targeted performance levels and other operational goals discussed under “Base Salaries” and “Bonuses,” above. In establishing Mr. Locke’s base salary, the Compensation Committee took into account the results of an executive compensation study performed for the Compensation Committee by its compensation consultant, as well as the factors described above under “Base Salaries.” Based on the factors described above under “Bonuses,” including an overall assessment of Mr. Locke’s contribution to Pioneer Drilling Company’s financial performance and continuing growth in 2006, the Compensation Committee awarded Mr. Locke a $270,200 cash bonus for fiscal 2006. In addition, on Pioneer Drilling Company’s performance during fiscal year 2006, as well as the results of a bench-marking analysis prepared by the employee compensation consultant referred to above with respect to option awards granted by companies within a peer group and approved by the Compensation Committee, the Compensation Committee also awarded Mr. Locke performance-based options to acquire 98,000 shares of our common stock.

Compliance With Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over one million dollars paid to certain executive officers, except for qualified performance-based compensation. Pioneer Drilling Company had no nondeductible compensation expense for the fiscal year ended March 31, 2006. The Committee plans to review this matter as appropriate and take action as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with the Pioneer Drilling Company’s objectives.

This report is furnished by The Compensation Committee of the board of directors.

The Compensation Committee

C. Robert Bunch, Chairman

Dean A. Burkhardt

Mike Harness

C. John Thompson

PERFORMANCE GRAPH

The following graph compares, for the period from March 31, 2001 to March 31, 2006, the cumulative shareholder return on our common stock with the (1) cumulative total return on the companies that compose the AMEX Composite Index and (2) a peer group index we selected that includes three public companies within our industry. The comparison assumes that $100 was invested on March 31, 2000 in our common stock, the companies that compose the AMEX Composite Index and the companies that compose the peer group index, and further assumes all dividends were reinvested.

The companies that comprise the peer group index are Helmerich & Payne, Inc., Grey Wolf, Inc. and Patterson – UTI Energy, Inc.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

The audit committee of our board of directors has selected KPMG LLP to serve as our independent auditors for the fiscal year ending March 31, 2007. Although shareholder ratification is not required, the board has directed that such appointment be submitted to the shareholders for ratification at the annual meeting. KPMG LLP has served as our independent auditors since 1979. Representatives of KPMG LLP will be present at the meeting, will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes entitled to be cast by the shareholders that voted for or against or expressly abstained from voting is necessary to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2007. The enclosed form of proxy provides a means for you to vote for, to vote against or to abstain from voting with respect to the ratification of selection of independent auditors. If you execute and return a proxy, the persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or if no choice is properly indicated, in favor of the ratification of the selection of KPMG LLP as independent auditors. In determining whether this item has received the requisite number of affirmative votes, an abstention will have the effect of a vote against the ratification of the appointment of our independent auditors, and a broker non-vote will not have any effect on the vote.

Principal Accounting Fees and Services

Audit Fees. The aggregate fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements, audit of our internal controls and review of financial statements included in our Form 10-Qs were $370,000 in fiscal 2006 and $380,000 in fiscal 2005.

Audit-Related Fees. The aggregate fees billed for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and not reported in Audit Fees above were $35,970 in fiscal 2006 and $250,271 in fiscal 2005. These audit-related fees were for accounting services related to other public filings and acquisitions.

Tax Fees. The aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning was $0 in fiscal 2006 and $5,000 in fiscal 2005. These tax fees related to an analysis of Section 382 of the Internal Revenue Code for the determination of any limitation on our tax loss carry forwards in fiscal 2005.

All Other Fees. There were no fees billed by KPMG LLP for products and services provided by KPMG LLP in either fiscal 2006 or fiscal 2005 other than the services reported in Audit Fee, Audit-Related Fees and Tax Fees above.

Audit Committee’s Pre-Approval Policies and Procedures. The audit committee has established a policy for the pre-approval of audit and non-audit services performed for us by the independent auditors, which also specifies the types of services that the independent auditors may and may not provide to us. The policy provides for general pre-approval of services and specific case-by-case approval of certain services. The services that are pre-approved include audit services and audit-related services, such as due diligence services pertaining to potential business acquisitions and dispositions, and may also include other services. At the present time, we use a third party other than KPMG LLP to prepare our tax returns and deal with tax -compliance issues. The term of any pre-approval is 12 months and is generally subject to certain specific budgeted amounts or ratios, as determined by the audit committee. The audit committee may revise the list of general pre-approved services from time to time based on subsequent determinations. Unless a type of service has received general pre-approval, it will require specific pre-approval by the audit committee. Any proposed services which were addressed in the pre-approval, but which exceed pre-approved cost levels or budgeted amounts, will also require specific pre-approval by the audit committee. The audit committee does not delegate its responsibilities concerning pre-approval of services to management. The independent auditors and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for services performed to date.

During fiscal 2006, no pre-approval requirements were waived for services included in the Audit-Related Fees, Tax Fees and All Other Fees captions above pursuant to the limited waiver provisions in applicable rules of the SEC.

Our board of directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP as independent auditors of Pioneer Drilling Company for the fiscal year ending March 31, 2007.

PROPOSAL 3

AMENDMENT OF THE PIONEER DRILLING COMPANY

2003 STOCK PLAN

Description of the Proposed Amendments

We are asking for your approval of an amendment (the “Amendment”) to the Pioneer Drilling Company 2003 Stock Plan (the “2003 Stock Plan”). Currently, the 2003 Stock Plan provides that, on June 15 of each year, each of our outside directors then serving are to receive a fully-vested, non-qualified option to purchase 5,000 shares of our common stock. As amended, the 2003 Stock Plan would increase the number of shares of common stock subject to such options to 10,000 shares beginning June 15, 2006. However, the options granted June 15, 2006, with respect to the additional 5,000 shares of our common stock pursuant to the Amendment (1) are contingent on approval of the Amendment by our shareholders at the 2006 Annual Meeting, (2) shall not be exercisable prior to the receipt of shareholder approval, and (3) in the event shareholder approval of this Amendment is not obtained at the 2006 Annual Meeting, will be cancelled without consideration and will be null and void and of no effect.

Our shareholders originally approved the 2003 Stock Plan in August 2003. Our board of directors believes the 2003 Stock Plan has been, and continues to be, important in securing for us and our shareholders the benefits arising from ownership of our common stock by officers, employees, nonemployee directors and consultants.

The last reported sales price for our common stock on the AMEX on June 15, 2006, was $14.48 per share.

Summary of the 2003 Stock Plan

The following description summarizes certain provisions of the 2003 Stock Plan after giving effect to the Amendment. This description is qualified in its entirety by reference to the 2003 Stock Plan and the Amendment, which is attached to this proxy statement as Appendix A.

Administration. The 2003 Stock Plan is to be administered (1) to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the qualified performance-based compensation exception of Section 162(m) of the Internal Revenue Code, by an administrator or administrators in compliance with Rule 16b-3 and/or Section 162(m), as applicable, and (2) in all other cases, by such administrator or administrators as the board of directors may designate (collectively, the “administrator”). The administrator must also meet any qualifications set forth in the listing regulations of the exchange on which our shares of common stock are traded. For most purposes, the administrator for the 2003 Stock Plan is the compensation committee of our board of directors.

Subject to the terms of the 2003 Stock Plan, the applicable administrator has the authority to determine the persons to whom options will be granted, the number of shares covered by each such grant, the exercise or purchase price per share, the time or times at which options will be granted, whether each option granted will be an incentive stock option, within the meaning of Section 422 of the Internal Revenue Code, or an option not intended to be an incentive stock option (a “nonqualified option”), whether restrictions such as repurchase options are to be imposed on shares subject to options and the nature of such restrictions, if any. The interpretation or construction by the applicable administrator of the 2003 Stock Plan or with respect to any options granted thereunder will be final, unless otherwise determined by our board of directors.

Shares Subject to the 2003 Stock Plan. The 2003 Stock Plan authorizes the issuance of up to 3,000,000 shares of our common stock that may be subject to awards under the 2003 Stock Plan, subject to further adjustment described below under “Adjustments; Changes in Stock; Recapitalization and Reorganization.” Under the terms of the 2003

Stock Plan, shares underlying awards which expire or are cancelled, terminated or forfeited, are withheld to satisfy tax withholding obligations, are otherwise not delivered or are reacquired by us after issuance may again be available for grant to the extent permitted by applicable law and the rules of the exchange on which the shares are traded.

Limits on Option Grants. The 2003 Stock Plan limits the maximum number of shares that may be issued to any one individual in any calendar year pursuant to the exercise of options to 3,000,000 shares. In addition, the aggregate fair market value of the common stock for which incentive stock options under any of our plans are exercisable for the first time by any employee during a calendar year may not exceed $100,000 (determined on the date of the grant). Subject to those limits, options may be granted to any of our employees or consultants as determined by the applicable administrator to be in our best interests. Nonemployee directors receive automatic grants of options as described below under “Nonemployee Director Options.”

Stock Options. Options will have such terms and conditions as the applicable administrator may determine, except that the exercise price per share of an option may not be less than the fair market value of the common stock on the date of the grant and the term of each option may not be more than 10 years from the date of grant. Options intended to be incentive stock options may only be granted to employees, and, if granted to a 5% owner, must have an exercise price equal to 110% of the fair market value of a share of our common stock on the date of grant and a term of not longer than five years.

Under the 2003 Stock Plan, each new director who is not our employee will receive an option to purchase 10,000 shares of common stock upon becoming a director, and on June 15 of each calendar year, each nonemployee director then serving will receive an option to purchase 10,000 shares of common stock (each such option is referred to as a “nonemployee director option”). The exercise price per share of common stock subject to the nonemployee director options will not be less than the fair market value per share of the common stock on the applicable date of grant. Each nonemployee director option will expire five years from the date of its grant; otherwise, a nonemployee director option will not be subject to forfeiture or termination. Upon the termination of the 2003 Stock Plan or the unavailability of shares of common stock for issuance under the 2003 Stock Plan, no additional nonemployee director options will be granted.

Options will be evidenced by instruments (which need not be identical) in such forms as the applicable administrator may from time to time approve. Such instruments will conform to such terms and conditions as are applicable under the 2003 Stock Plan and may contain such other terms and conditions as the applicable administrator deems advisable which are not inconsistent with the 2003 Stock Plan, including restrictions applicable to shares of common stock issuable upon exercise of options. An option may provide for acceleration of exercise in the event of a change in control of our company, in the discretion of and as defined by the applicable administrator.

An option (or any part or installment thereof) may be exercised as specified in the written instrument granting such option, which instrument may specify any legal method of exercise. The holder of an option will not have the rights of a shareholder with respect to the shares covered by that option until the date of issuance of a stock certificate for such shares. Except as expressly provided in the 2003 Stock Plan with respect to changes in capitalization and stock dividends, no adjustment will be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

Adjustments; Changes in Stock; Recapitalization and Reorganization. In the event shares of our common stock are subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of our company, the shares of our common stock are exchanged for other securities of our company or of another corporation, each holder of options will be entitled to purchase such number of shares of our common stock or other securities issued by us or such other corporation as were exchangeable for the number of shares of our common stock which such optionee would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange. The 2003 Stock Plan also gives the administrator the discretion to cancel options in the event of certain corporate transactions in exchange for a cash payment equal to the difference between the consideration paid to the holders of shares of common stock per share of common stock in the transaction and the exercise price of the option.

If we issue any of our shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to option, each optionee upon exercising such an option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which he is exercising his option and (at no additional cost) such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as he would have received if he had been the holder of the shares as to which he is exercising his option at all times between the date of grant of such option and the date of its exercise.

Upon the happening of any of the foregoing events, the class and aggregate number of shares reserved for issuance under the 2003 Stock Plan shall also be appropriately adjusted to reflect the events described above.

Termination and Amendment of the 2003 Stock Plan. The board of directors may terminate or amend the 2003 Stock Plan in any respect or at any time, except that no amendment requiring shareholder approval under the provisions of the Internal Revenue Code relating to incentive stock options, under the Securities Exchange Act of 1934, as amended, or the listing requirements of the securities exchange on which the shares of common stock are listed will be effective without approval of shareholders as required and within the times set by such rules.

Applicability of ERISA; Tax Qualification. The 2003 Stock Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, and is not qualified under Section 401(a) of the Internal Revenue Code.

Summary of Federal Income Tax Consequences

The following is a summary of the present federal income tax rules relating to the treatment of options under the 2003 Stock Plan. The discussion is general in nature and does not take into account a number of considerations which may apply based on the circumstances of a particular participant, and should not be relied upon as tax advice.

Incentive Stock Options. The following general rules are applicable for federal income tax purposes under existing law to employees who receive and exercise incentive stock options or restricted shares of common stock granted under the 2003 Stock Plan:

(a) No taxable income results to the optionee upon the grant of an incentive stock option or upon the issuance of shares to him upon exercise of the incentive stock option.

(b) No tax deduction is allowed to us upon either grant or exercise of an incentive stock option under the 2003 Stock Plan, and no deduction is allowed on account of the disposition of the shares acquired upon the exercise of an incentive stock option, except in the case of a disqualifying disposition described below.

(c) If shares acquired upon exercise of an incentive stock option are not disposed of prior to the later of (1) two years following the date the option was granted, or (2) one year following the date the shares are transferred to the optionee pursuant to the exercise of the option, the difference between the amount realized on any subsequent disposition of the shares and the exercise price will be treated as long-term capital gain or loss to the optionee.

(d) If shares acquired upon exercise of an incentive stock option are disposed of before the expiration of one or both of the requisite holding periods (a “disqualifying disposition”), then in most cases the lesser of (1) any excess of the fair market value of the shares at the time of exercise of the option over the exercise price, or (2) the actual gain on disposition, will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

(e) In any year that an optionee recognizes income on a disqualifying disposition of shares acquired by exercising an incentive stock option, we will generally be entitled to a corresponding business expense deduction for income tax purposes.

(f) Any excess of the amount realized by the optionee as a result of a disqualifying disposition over the sum of (1) the exercise price and (2) the amount of ordinary income recognized under the above rules, will be treated as either long-term or short-term capital gain, depending upon the time elapsed between receipt and disposition of such shares.

To the extent an incentive stock option is exercised more than 90 days (or one year in the case of death or disability) following termination of the optionee’s employment, or the incentive stock option first becomes exercisable with respect to more than $100,000 of common stock in a calendar year, such option will be treated as a nonqualified option and be subject to the rules described below.

Alternative Minimum Tax. In addition to the tax consequences described above, the exercise of incentive stock options granted under the 2003 Stock Plan may result in a further “minimum tax” under the Internal Revenue Code, as follows: an “alternative minimum tax” will be applied against a taxable base which is equal to regular taxable income, adjusted for certain limited deductions and losses, increased by items of tax preference, and reduced by a statutory exemption. The statutory exemption is phased out for certain higher income taxpayers. The bargain element at the time of exercise of an incentive stock option (i.e., the amount by which the value of the common stock received upon exercise of the incentive stock option exceeds the exercise price) is included in the optionee’s alternative minimum taxable income for purposes of the minimum tax, subject to the rules of Section 83 of the Internal Revenue Code. Thus, if upon exercise of an incentive stock option an optionee receives stock which is not restricted stock (defined as common stock that is subject to restrictions on transfer and also to a substantial risk of forfeiture as defined in regulations under Section 83 of the Internal Revenue Code), the bargain element is included in the optionee’s alternative minimum taxable income in the year of exercise. If the optionee receives restricted stock on exercise of an incentive stock option, the bargain element is measured and included in alternative minimum taxable income in the year(s) that the restriction(s) on the stock lapse(s), unless the optionee files a Section 83(b) election with the Internal Revenue Service within 30 days of the date of exercise of the incentive stock option and thereby elects to include the bargain element in minimum taxable income in the year of exercise. For purposes of determining alternative minimum taxable income (but not regular taxable income) for any subsequent year in which the taxpayer sells the stock acquired by exercise of the incentive stock option, the basis of such stock will be its fair market value at the time the incentive stock option was exercised. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an incentive stock option may be entitled to a tax credit against regular tax liability in later years.

Non-Qualified Options. A nonqualified option granted under the 2003 Stock Plan is taxed in accordance with Section 83 of the Internal Revenue Code and the regulations issued thereunder. The following general rules are applicable, based upon the assumptions that (1) the options do not have a readily ascertainable fair market value at the date of grant and (2) the common stock acquired by exercising the nonqualified option is either transferable or not subject to a substantial risk of forfeiture (as defined in regulations under Section 83):

(a) The optionee does not realize any taxable income upon the grant of a nonqualified option, and we are not allowed a tax deduction by reason of such grant.

(b) The optionee will recognize ordinary compensation income at the time of exercise of a nonqualified option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. In accordance with applicable regulations, we will require the optionee to pay to us an amount sufficient to satisfy withholding taxes in respect of such compensation income at the time of the exercise of the option. If we withhold shares to satisfy this withholding tax obligation, instead of cash, the optionee nonetheless will be required to include in income the fair market value of the shares withheld.

(c) When the optionee sells the shares, he will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his basis in the shares (i.e., the exercise price plus the amount taxed to the optionee as compensation income).

(d) In general, we will be entitled to a corresponding tax deduction in the year in which compensation income is recognized by the optionee.

A nonemployee director option is generally subject to the same tax treatment as a nonqualified option described above, except that we do not have a withholding obligation related to nonemployee directors.

Limitations on Deduction. Section 162(m) of the Internal Revenue Code provides that certain compensation received in any year by a “covered employee” in excess of $1,000,000 is non-deductible for federal income tax purposes. Section 162(m) provides an exception, however, for “performance-based compensation.” We believe that options granted under the 2003 Stock Plan to “covered employees” will qualify as performance-based compensation that is exempt from the deduction limitations of Section 162(m).

Estimated Benefits

Because it is within the discretion of the compensation committee to determine which officers and employees receive awards and the amount and type of awards received, it is not presently possible to determine the number of individuals to whom awards will be made in the future under the 2003 Stock Plan or the amounts of such awards. Although not necessarily indicative of future grants that may be made under the 2003 Stock Plan, information regarding option grants in fiscal year 2006 can be found above under the heading “Executive Compensation—Option Grants in Last Fiscal Year.”

Each nonemployee director, as a result of the Amendment and subject to shareholder approval, has received a fully-vested non-qualified option to purchase 10,000 shares of common stock on June 15, 2006.

Proposed Action

Assuming the presence of a quorum, the affirmative vote of a majority of the votes entitled to be cast by the shareholders that voted for or against or expressly abstained from voting is necessary for approval of the Amendments. The enclosed form of proxy provides a means for you to vote for, to vote against or to abstain from voting with respect to the approval of the Amendment. If you execute and return a proxy, the persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or if no choice is properly indicated, in favor of the approval of the Amendment. In determining whether this item has received the requisite number of affirmative votes, an abstention will have the effect of a vote against the ratification of the approval of the 2003 Stock Plan, and a broker non-vote will not have any effect on the vote.

The following table provides information on our equity compensation plans as of March 31, 2006:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price per share of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,592,833	$7.71	1,618,500

Equity compensation plans not approved by security holders	—	—	—

Total	1,592,833	$7.71	1,618,500

Our board of directors unanimously recommends a vote “FOR” the Amendment to the Pioneer Drilling Company 2003 Stock Plan described above.

EXPENSES RELATED TO THIS PROXY SOLICITATION

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors and regular employees may solicit proxies by telephone or personal calls without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our common stock and obtaining the proxies of those owners. We estimate these expenses to be approximately $25,000.

OTHER INFORMATION

Date for Submission of Shareholder Proposals

Under rules the SEC has established, any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2007 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, so that we receive that notice by no later than February 26, 2007, unless the date of our 2007 Annual Meeting of Shareholders is more than 30 days from the anniversary date of our 2006 Annual Meeting of Shareholders, in which case the deadline is a reasonable time before we print and mail our proxy materials for the 2007 Annual Meeting of Shareholders. If you submit a shareholder proposal, you must provide your name and address, the number of shares of common stock you hold of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.

In addition, our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting. In general, the procedure provides that shareholders must submit proposals to us in writing containing certain information specified in our bylaws not earlier than 180 days and not less than 90 days prior to the first anniversary of our preceding year’s annual meeting. Accordingly, in order to be brought before our 2007 Annual Meeting of Shareholders, any such proposal must be submitted so that we receive the proposal no earlier than February 5, 2007 and no later than the close of business on May 6, 2007. Shareholders should submit any such proposals to our Corporate Secretary at Pioneer Drilling Company, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. These requirements are in addition to the SEC’s requirements that a shareholder must comply with to have a shareholder proposal included in our proxy statement.

Shareholder Communications

Our board of directors has provided for a process for shareholders to send communications to the board of directors. Any shareholder can send communications to the board by mail as follows:

Board of Directors of Pioneer Drilling Company

c/o Corporate Secretary

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

All shareholder communications will be relayed to all board members. Communications from an officer or director of the Company will not be viewed as shareholder communications for purposes of the procedure. Communications from an employee or agent of the Company will be viewed as shareholder communications for purposes of the procedure only if those communications are made solely in such employee’s or agent’s capacity as a shareholder.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares though a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to our Corporate Secretary at our principal executive offices, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209, telephone number (210) 828-7689. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2006 annual report and this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

Other Matters

Our board of directors does not intend to bring any other matters before the annual meeting and has not been informed that any other matters are to be presented by others. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will have discretion to vote all proxies according to their best judgment. The form of proxy provides that the persons named as proxies have discretionary authority to vote on matters not known or determined on the date of this proxy statement.

By Order of the Board of Directors

William D. Hibbetts

Corporate Secretary

San Antonio, Texas

June 26, 2006

Appendix A

2003 STOCK PLAN OF PIONEER DRILLING COMPANY

First Amendment

    Pioneer Drilling Company, a Texas corporation (the “Company”), having reserved the right under Section 12 of the 2003 Stock Plan of Pioneer Drilling Company (the “Plan”) to amend the Plan for any purpose, does hereby amend the Plan as set forth below.

1. Section 6.A. of the Plan is hereby amended to read in its entirety as follows:

“Subject to the provisions of paragraph 6(E), upon becoming a director of the Company each outside director shall receive a fully-vested Non-Qualified Option to purchase 10,000 shares of Common Stock and on June 15 of each calendar year after the date the Plan is approved by the shareholders of the Company, each outside director then serving shall receive a fully-vested Non-Qualified Option to purchase 10,000 shares of Common Stock (individually, an “Outside Director’s Option,” and collectively, “Outside Directors’ Options”).”

2. The amendment to Section 6.A. is effective June 15, 2006, but is subject to shareholder approval at the 2006 Annual Meeting of shareholders. Any Outside Directors’ Options granted pursuant to the newly amended Section 6.A., to the extent covering a number of shares in excess of the Outside Director Option that would have been granted absent the Amendment (the “New Options”), shall not be exercisable prior to the receipt of such shareholder approval and, in the event shareholder approval of this Amendment is not obtained at the 2006 Annual Meeting, the New Options will be cancelled without consideration and will be null and void and of no effect.

    IN WITNESS WHEREOF, this Amendment has been executed effective as of May 22, 2006.

PIONEER DRILLING COMPANY

/s/ William D. Hibbetts
William D. Hibbetts Corporate Secretary

Appendix A

PIONEER DRILLING COMPANY

2003 STOCK PLAN

1. Purpose. This 2003 Stock Plan (the “Plan”) is intended to provide incentives (a) to the officers and employees of Pioneer Drilling Company (the “Company”, including any entity that assumes this Plan), its parent (if any) and any present or future subsidiaries of the Company (collectively, “Related Corporations”), by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which qualify as “incentive stock options” under Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”) (“ISO” or “ISOs”); (b) to directors, officers, employees and consultants of the Company and Related Corporations, or any other person or entity, including persons providing regular services to the Company or Related Corporations (“Other Person or Entity”), by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs (“Non-Qualified Option” or “Non-Qualified Options”); and (c) to outside directors by providing each of them with the Non-Qualified Option grants as provided herein (“Outside Directors’ Options”).

ISOs, Non-Qualified Options and Outside Directors’ Options are referred to hereafter individually as an “Option” and collectively as “Options.” Recipients of such Options are hereafter referred to individually as an “Optionee” and collectively as “Optionees.” As used herein, the terms “parent” and “subsidiary” mean “parent corporation” and “subsidiary corporation” respectively, as those terms are defined in Sections 424(e) and 424(f) of the Code.

2. Administration of the Plan. The Plan shall be administered (i) to the extent required by Rule 16b-3 or any successor or amended rule (“Rule 16b-3”) promulgated pursuant to the Securities Exchange Act of 1934 (the “1934 Act”), or the qualified performance-based compensation exception of Section 162(m) of the Code (“Section 162(m)”), by an administrator or administrators who are “non-employee directors” within the meaning of Rule 16b-3 and/or “outside directors” within the meaning of Section 162(m), as applicable, and (ii) in all other cases, by such administrator or administrators as the Board of Directors of the Company (the “Board”) may designate (collectively, the “Administrators”). Furthermore, the Administrator(s) shall meet any required criteria set forth on the rules of the exchange on which the Common Stock is listed. Subject to the terms of the Plan, the applicable Administrator shall have the authority to (i) determine the employees of the Company and Related Corporations (from among the class of employees eligible under paragraph 1 to receive ISOs) to whom ISOs may be granted and to determine (from among the class of individuals and entities eligible under paragraph 1 to receive Non-Qualified Options) to whom Non-Qualified Options may be granted; (ii) determine the time or times at which Options may be granted and approve the form of agreement as provided in paragraph 7; (iii) determine the number of shares of Common Stock (subject to the provisions of paragraph 3) and the exercise price of shares subject to each Option (subject to the requirements of paragraph 4 with respect to ISOs and paragraph 5 with respect to Non-Qualified Options); (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option subject to the provisions of paragraph 1; (v) determine the vesting schedule of each Option, the time or times when each Option shall become exercisable and the duration of the exercise period (subject to paragraph 4 with respect to ISOs and paragraph 5 with respect to Non-Qualified

Appendix A

Options); (vi) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options and the nature of such restrictions, if any; and (vii) interpret the Plan and prescribe and rescind rules and regulations relating to it; however, neither the Board nor the applicable Administrator shall have any authority to determine whether or when an outside director shall receive or exercise Outside Directors’ Options (or to determine the exercise price of such Outside Directors’ Options) other than to ensure compliance with the terms of the Plan with respect to Outside Directors’ Options. The interpretation and construction by the applicable Administrator of any provisions of the Plan or of any Option granted under it shall be final unless otherwise determined by the Board. Administrators or the Board may from time to time adopt such rules and regulations for carrying out the Plan, as they may deem best. No member of the Board, any Administrator or the Company shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

3. Stock. The stock subject to the Options shall be authorized but unissued shares of the Company’s Common Stock, par value $.10 per share (the “Common Stock”), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is 3,000,000; provided, however, that in no event shall the number of shares of Common Stock subject to, and issued upon the exercise of ISOs exceed 3,000,000 in the aggregate; and provided, further, that the maximum number of shares of Common Stock issuable under the Plan to any employee of the Company in any calendar year shall not exceed 3,000,000. The number of shares authorized for the grant of Options under the Plan shall be subject to adjustment as provided in paragraph 8. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full, or shall cease for any reason to be exercisable in whole or in part, or if the Company does not deliver all shares subject to an Option (by reason of tax withholding or otherwise) or reacquires any unvested shares issued pursuant to any Option, the unpurchased or undelivered shares subject to such Options and any unvested shares so reacquired by the Company shall again be available for grants of Options under the Plan to the extent permitted by applicable law and exchange listing requirements.

4. ISO Provisions. Any of the following provisions shall have no force or effect if its inclusion in the Plan is not necessary for Options issued as ISOs to qualify as ISOs pursuant to the Code and the regulations issued thereunder.

A. Grant of ISO. All ISOs shall be granted under the Plan within ten (10) years of the date of the Plan’s adoption by the Board or the date the Plan receives the requisite shareholder approval, whichever is earlier.

B. Minimum Option Price for ISOs.

(i) The price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the Fair Market Value (defined below) per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock representing more than ten percent of the total combined voting power of all classes of stock of the Company or any Related Corporation (including shares attributable to the employee pursuant to the provisions of Section 424(d) of the Code), the price per share specified

Appendix A

in the agreement relating to such ISO shall not be less than 110 percent of the Fair Market Value per share of Common Stock on the date of grant.

(ii) Notwithstanding the designation of an Option as an ISO, to the extent the aggregate Fair Market Value (determined at the time the ISO is granted) of the Common Stock with respect to which ISOs are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Related Corporation) exceeds $100,000, such Options shall be treated as Non-Qualified Options. For purposes of this paragraph 4(B)(ii), ISOs shall generally be taken into account in the order in which they were granted, except as otherwise required by applicable regulations.

(iii) The “Fair Market Value” of a share of Common Stock shall be determined as follows: (i) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its “Fair Market Value” shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the applicable Administrator deems reliable; (ii) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its “Fair Market Value” shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination; and (iii) in the absence of an established market for the Common Stock, the “Fair Market Value” shall be deemed to be (a) for Options granted to individuals other than an outside director, the fair market value of the Common Stock as determined by the applicable Administrator after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length or (b) for Options granted to outside directors, the fair market value of the Common Stock as determined by the Board, excluding all outside directors, after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.

C. Duration of ISOs. Subject to earlier termination as provided in subparagraphs E and F hereunder, each ISO shall expire on the date specified by the applicable Administrator, but not more than (i) ten (10) years from the date of grant in the case of ISOs generally, and (ii) five (5) years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation (including shares attributable to the employee pursuant to the provisions of Section 424(d) of the Code). Subject to the foregoing provisions and such earlier termination as provided in said subparagraphs E and F, the term of each ISO shall be the term set forth in the option agreement for such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to subparagraph I below.

D. Eligible Employees. ISOs may be granted to any employee of the Company or any Related Corporation. Those officers and directors of the Company who are not employees may not be granted ISOs under the Plan.

Appendix A

E. Effect of Termination of Employment on ISOs. If an ISO Optionee ceases to be employed by the Company or any Related Corporation other than by reason of death or disability (as such term is defined in subparagraph F hereunder), any ISO granted to such Optionee within the six-month period immediately preceding such termination shall be cancelled forthwith. With respect to any ISOs granted to such Optionee more than six months prior to such termination, no further installments of such ISOs shall become exercisable and his ISOs shall terminate after the passage of three (3) months from the date of termination of his employment, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to subparagraph I below, but in no event later than on their specified expiration dates. An employee shall not cease to be an employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or any Related Corporation or transfers between the Company and/or Related Corporations. For purposes of ISOs, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any ISO held by the Optionee shall terminate.

F. Effect of Death or Disability on ISOs. If an Optionee ceases to be employed by the Company or any Related Corporation by reason of his death, any ISO of his may be exercised, to the extent of the number of shares with respect to which he could have exercised it on the date of his death, by his estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, at any time prior to the earlier of the date specified in the ISO agreement, the ISO’s specified expiration date or one (1) year of the death of the Optionee.

If an Optionee ceases to be employed by the Company and all Related Corporations by reason of his disability, he shall have the right to exercise any ISO held by him on the date of termination of employment, to the extent of the number of shares with respect to which he could have exercised it on that date, at any time prior to the earlier of the date specified in the ISO agreement, the ISO’s specified expiration date or one (1) year from the date of the termination of the Optionee’s employment. For the purposes of the Plan, the term “disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code or successor statute.

G. Notice to Company of Disqualifying Dispositions. Each Optionee who receives an ISO must agree to notify the Company in writing immediately after the Optionee makes a “disqualifying disposition” of any Common Stock acquired pursuant to the exercise of an ISO. A “disqualifying disposition” is any disposition (including any sale) of such Common Stock before the later of (a) two (2) years after the date the employee was granted the ISO, or (b) one (1) year after the date the employee acquired Common Stock by exercising the ISO.

H. Other Requirements. ISOs shall be issued subject to such additional requirements as may be imposed from time to time by the Code or the regulations issued thereunder.

I. Conversion of ISOs into Non-Qualified Options; Termination of ISOs. The applicable Administrator, at the written request of any Optionee, may in its discretion take

Appendix A

such actions as may be necessary to convert such Optionee’s ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such Options. At the time of such conversion, the applicable Administrator (with the consent of the Optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the applicable Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with the provisions of paragraph 5 or any other paragraph of the Plan relating to Non-Qualified Options. Nothing in the Plan shall be deemed to give any Optionee the right to have such Optionee’s ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The applicable Administrator, with the consent of the Optionee, may also terminate any portion of any ISO that has not been exercised at the time of such termination.

5. Non-Qualified Options.

A. Minimum Option Price. The price per share specified in the agreement relating to each Non-Qualified Option granted under the Plan shall not be less than the “Fair Market Value” (as defined in paragraph 4(B)(iii)) per share of Common Stock on the date of such grant.

B. Duration of Non-Qualified Options. Each Non-Qualified Option shall expire on the date specified by the applicable Administrator, but not more than ten (10) years from the date of grant.

C. Vesting of Non-Qualified Options. Subject to any shorter or longer vesting period and any termination provisions which the applicable Administrator may impose in the applicable award agreement, a Non-Qualified Option shall be exercisable as follows: (i) 20% of the shares under the Non-Qualified Option shall be exercisable one (1) calendar year after the date of its grant, (ii) an additional 20% of the shares under the Non-Qualified Option shall be exercisable two (2) calendar years after the date of its grant, (iii) an additional 20% of the shares under the Non-Qualified Option shall be exercisable three (3) calendar years after the date of its grant, (iv) an additional 20% of the shares under the Non-Qualified Option shall be exercisable four (4) calendar years after the date of its grant, and (v) the last 20% of the shares under the Non-Qualified Option shall be exercisable five (5) calendar years after the date of its grant.

6. Outside Directors’ Options.

A. Grant. Subject to the provisions of paragraph 6(E), upon becoming a director of the Company each outside director shall receive a fully-vested Non-Qualified Option to purchase 10,000 shares of Common Stock and on June 15 of each calendar year after the date the Plan is approved by the shareholders of the Company, each outside director then serving shall receive a fully-vested Non-Qualified Option to purchase 5,000 shares of Common Stock (individually, an “Outside Director’s Option,” and collectively, “Outside Directors’ Options”).

Appendix A

B. Minimum Purchase Price. The exercise price per share of the Outside Directors’ Options shall not be less than the “Fair Market Value” (defined in paragraph 4(B)(iii) per share of Common Stock on the date of such grant.

C. Duration of Outside Directors’ Options. Each Outside Director’s Option shall expire five (5) years from the date of grant; otherwise, an Outside Director’s Option shall not be subject to forfeiture or termination.

D. Exercise. An outside director may exercise an Outside Director’s Option, if exercisable, by providing written notice to the Company addressed to the Secretary of the Company at 9310 Broadway, Bldg. I, San Antonio, Texas 78217; provided that the Company may change such address upon notice to the Optionee. The written notice shall specify the number of shares of Common Stock being exercised, and by paying the full exercise price. The written notice shall also include such written representations, warranties and covenants as may be required by the Company, Company counsel or the applicable Administrator.

E. Termination. Upon the termination of the Plan or the unavailability of shares of Common Stock for issuance under the Plan, no additional Outside Directors’ Options shall be granted.

7. Written Agreements. Options shall be evidenced by agreements (which need not be identical) in such forms as the applicable Administrator may from time to time approve. Such agreements shall conform to such terms, conditions and provisions as are applicable hereunder and may contain such other terms and conditions and provisions as the applicable Administrator deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of the Option. An Option may provide for acceleration of vesting in the event of a change in control of the Company, in the discretion of and as defined by the applicable Administrator. The applicable Administrator may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such agreements. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such agreements.

8. Adjustments. Upon the happening of any of the following described events, an Optionee’s rights with respect to Options granted to him hereunder, shall be adjusted as hereinafter provided, unless otherwise specifically provided, in addition or to the contrary, in the written agreement between the recipient and the Company relating to such Option.

A. Certain Corporate Events. In the event shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, the shares of Common Stock shall be exchanged for other securities of the Company or of another corporation, each Optionee with respect to each Option held by such Optionee shall be entitled, subject to the conditions herein stated, to purchase (or have used for measurement purposes) such number of shares of Common Stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock which such Optionee would have been entitled to purchase (or have used for

Appendix A

measurement purposes) with respect to such Option except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange. In the alternative, in the event of a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company (a “Corporate Event”), the Administrator may provide for the cancellation of each Option in connection with the Corporate Event in exchange for the payment to each Optionee of an amount in cash equal to (i) the value of the cash or other consideration to be received by holders of Common Stock per share of Common Stock in connection with the Corporate Event, multiplied by (ii) the number of Option Shares that remain subject to the Option, less (iii) the aggregate Exercise Price of the Option. Without limiting the generality of the foregoing, if the value of the cash or other consideration to be received by holders of Common Stock per share of Common Stock in connection with the Corporate Event is less than the Exercise Price of the Option, the Option may be cancelled without the consent of the Optionee and without the payment of any additional consideration.

B. Stock Dividends. In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which at the time shall be subject to an Option, each Optionee upon exercising an Option shall be entitled to receive (for the purchase price paid upon such exercise) (or have used for measurement purposes) the shares or other consideration as to which he is exercising his Option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, or other consideration as he would have received if he had been the holder of the shares as to which he is exercising (or which are used for measurement in connection with) his Option at all times between the date of grant of such Option and the date of its exercise.

C. New Securities. If any person or entity owning Common Stock obtained by exercise of an Option receives new or additional or different shares or securities (“New Securities”) in connection with a corporate transaction described in subparagraph A above or a stock dividend described in subparagraph B above as a result of owning Common Stock, such New Securities shall be subject to all of the conditions and restrictions applicable to the Common Stock with respect to which such New Securities were issued, including all conditions and restrictions imposed by applicable U.S. and state securities laws.

D. Cash Dividends. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company, unless specified to the contrary by the applicable Administrator in the agreement evidencing such Option.

E. Fractional Shares. No fractional shares shall actually be issued under the Plan. Any fractional shares which, but for this subparagraph E, would have been issued to an Optionee shall be deemed to have been issued and immediately sold to the Company for their Fair Market Value, as determined in accordance with paragraph 4(B)(iii), and the Optionee shall receive from the Company cash in lieu of such fractional shares.

F. Adjustments. Upon the happening of any of the foregoing events described in subparagraphs A or B above, the class and aggregate number of shares set forth in paragraph 3 which may be issued pursuant to the Plan shall also be appropriately adjusted to

Appendix A

reflect the events described in such subparagraphs. The Board shall determine the specific adjustments to be made under this paragraph 8 and its determination shall be conclusive.

9. Means of Exercising Options; Rights as a Shareholder. An Option (or any part or installment thereof) shall be exercised as specified in the agreement granting such Option, which agreement may specify any legal method of exercise. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by his Option until the date of issuance of a stock certificate to him for such shares. Except as expressly provided above in paragraph 8 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

10. Transferability of Options. Except as otherwise provided in the Plan, no Option granted under the Plan shall be transferrable by an Optionee other than by will or the laws of descent and distribution.

11. Term of the Plan; Shareholder Approved. This Plan was adopted by the Board effective as of June 27, 2003, subject to approval of the Plan by the holders of a majority of the outstanding shares of the Company at the next meeting of shareholders present in person or by proxy at the next meeting of shareholders and shall terminate on June 27, 2013. Options may be granted under the Plan at any time on or after June 27, 2003, even if prior to the date of shareholder approval of the Plan; provided, however, that such date shall not be prior to the date on which the applicable Administrator acts to approve the grant or award.

The Plan shall be subject to approval by the shareholders of the Company within 12 months after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under the requirements relating to the administration of stock option plans under state and federal corporate laws, state and federal securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Options are granted under the Plan.

12. Termination; Amendment. The Board may terminate or amend the Plan in any respect at any time, except that no amendment requiring shareholder approval under provisions of the Code and related regulations relating to ISOs, under the 1934 Act or the rules thereunder or the listing requirements of the securities exchange in which the Common Stock is listed will be effective without approval of shareholders as required and within the times set by such rules.

13. Application of Funds. The proceeds received by the Company from the sale of shares pursuant to the exercise of Options shall be used for general corporate purposes.

14. Withholding of Additional Income Taxes. Upon the exercise of an Option, the occurrence of a Disqualifying Disposition (as defined in paragraph 4(G)), the vesting of Common Stock acquired on the exercise of an Option hereunder, or any other event in connection with an Option, the Company, in accordance with Section 3402(a) of the Code, may require the Optionee, purchaser, or holder or exerciser of an Option to pay additional withholding taxes in respect of the amount that is considered compensation includable in such Optionee’s gross income.

Appendix A

15. Governing Law; Construction. The validity and construction of the Plan and the agreements evidencing Options shall be governed by the laws of the State of Texas. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.

16. At-Will Employment. Neither the Plan nor any Option shall confer upon any Optionee any right with respect to continuing the Optionee’s relationship as an employee with the Company or any Related Corporation, nor shall it interfere in any way with the Optionee’s, the Company’s or a Related Corporation’s right to terminate such relationship at any time, with or without cause, and with or without notice.

17. Inability to Obtain Authority. The inability of the Company to obtain authority from any governmental authority or regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Common Stock as to which such requisite authority shall not have been obtained.

(Front of Card)

PIONEER DRILLING COMPANY

Proxy for the Annual Meeting of Shareholders

to be Held on August 4, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Wm. Stacy Locke and William D. Hibbetts, and each of them, with full power of substitution and resubstitution to represent the undersigned and to vote all the shares of common stock of Pioneer Drilling Company, a Texas corporation (the “Company”), which the undersigned is entitled to vote at the annual meeting of Shareholders of the Company to be held on August 4, 2006 and at any adjournment or postponement thereof (1) as hereinafter specified on the proposals listed on the reverse side hereof and as more particularly described in the Proxy Statement of the Company dated June 26, 2006 (the “Proxy Statement”) and (2) in their discretion on such other matters as may properly come before the meeting.

Every properly signed proxy that is returned prior to the meeting will be voted in accordance with the specifications made thereon. If not otherwise specified, the shares represented by this proxy will be voted (1) FOR the nominees listed in Proposal 1, (2) FOR the ratification of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2007, as described in Proposal 2, and (3) FOR the amendment to the Pioneer Drilling Company 2003 Stock Plan set forth in Proposal 3.

The undersigned hereby acknowledges receipt of the Company’s Annual Report for the fiscal year ended March 31, 2006 and its Notice of 2006 Annual Meeting of Shareholders and the related Proxy Statement.

(Back of Card)

Please mark, sign and date your Proxy Card

and promptly return it in the enclosed envelope.

ANNUAL MEETING OF SHAREHOLDERS

PIONEER DRILLING COMPANY

August 4, 2006

Please fold and detach here.

☒	Please mark votes in blue or black ink as in this example.

The board of directors recommends a vote FOR each of the following proposals:

PROPOSAL 1. To elect the nominees listed below to the board of directors to serve until their respective successors are elected and qualified.

☐	FOR all nominees listed at right (except as indicated to the contrary below).*	☐	WITHHOLD AUTHORITY to vote for all nominees listed at right.	NOMINEES: Wm. Stacy Locke C. John Thompson

*	INSTRUCTION: To withhold authority to vote for any individual nominee, please write that nominee’s name in the space provided here:

PROPOSAL 2. To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2007.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL 3. To amend the Pioneer Drilling Company 2003 Stock Plan, to increase the number of non-qualified options automatically granted to each of our outside Directors on June 15th of each year from 5,000 to 10,000 options.

☐	FOR	☐	AGAINST	☐	ABSTAIN

________________________________ ________________________________	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

In their discretion, the proxies are authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes all previous proxies given by the undersigned with respect to the Company’s 2006 Annual Meeting of Shareholders.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Date:	Signature:

Date:	Signature:

NOTE: Please sign exactly as your name(s) appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give full title as such. If a corporation, please print full corporation name and have authorized officer sign and indicate title. If a partnership, please print partnership name and have authorized person sign and indicate title.